CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 23, 2013, accompanying the financial statements of Van Kampen BlackRock Corporate Opportunity Trust, Series 3 (included in Van Kampen Unit Trusts, Taxable Income Series 174) as of April 30, 2013, and for each of the three years in the period ended April 30, 2013 and the financial highlights for the period from May 20, 2009 (date of deposit) through April 30, 2010 and for each of the three years in the period ended April 30, 2013, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-157811) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 23, 2013